DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between QUASAR DISTRIBUTORS, LLC (the “Distributor”), HOTCHKIS AND WILEY FUNDS (“Fund Company”) and HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“Adviser”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of February 18, 2005, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in accordance with the requirements of the 1940 Act and the rules thereunder, as interpreted by the U.S. Securities and Exchange Commission or its staff from time to time or as amended or waived. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

[Signature Page Follows]

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QUASAR DISTRIBUTORS, LLC    HOTCHKIS AND WILEY FUNDS

By:         By:      Name:        Name: Anna Marie Lopez
Title:    Title:    President

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC

By:
Name: Anna Marie Lopez
Title:    Chief Operating Officer
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